MUNIYIELD MICHIGAN FUND, INC.

FILE # 811-6501

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
08/17/00	Puerto Rico Electric 5.75% 08/17/00	$612,230,000.	$2,000,000.	Bear Stearns
08/17/00	Puerto Rico Electric 5.75% 07/01/15	$612,230,000.	$2,540,000.	Bear Stearns
		$	$
		$	$
		$	$
		$	$
		$	$